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                                                                    EXHIBIT 99.1



SARD VERBINNEN & CO                                                        NEWS

FOR IMMEDIATE RELEASE

                            Contact: George Sard/Anna Cordasco/Paul Caminiti Sard Verbinnen & Co.
                                         212/687-8080



              LIGGETT GROUP TO EXTEND PAYMENT ON NOTES UNTIL 1999;
                 BROOKE GROUP CONTINUES TO NEGOTIATE BGLS NOTES

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         MIAMI, FL, February 2, 1998 -- Brooke Group Ltd. (NYSE: BGL) announced today that its wholly-owned subsidiary Liggett Group Inc. has obtained the consents of the required majority of the holders of Liggett's 11.50% Series B and 19.75% Series C Senior Secured Notes due 1999 to various amendments to the Indenture governing Liggett's Senior Secured Notes. The amendments provide, among other things, for the extension of the date of the February 1, 1998 mandatory redemption of $37,500,000 principal amount of Liggett's Senior Secured Notes to the date of final maturity, February 1, 1999. In connection with the amendments, Brooke will issue 482,970 shares of Brooke's common stock to the holders of record on January 15, 1998 of Liggett's Senior Secured Notes. The consent solicitation, originally scheduled to expire at noon EST on January 30, 1998, was extended by Liggett to 5:00 p.m. EST on that date.

         Brooke also announced that its wholly-owned subsidiary, BGLS Inc., continues in negotiations with the principal holders of the BGLS 15.75% Senior Secured Notes due 2001 with respect to certain modifications to the terms of such debt. Pending completion of these negotiations, BGLS has postponed making the interest payment due on January 31, 1998 on BGLS' Senior Secured Notes. The Indenture governing BGLS' Senior Secured Notes provides for a 30-day grace period before failure to pay interest will be an event of default.

         Brooke Group is a holding company which owns Liggett Group Inc. and controlling interests in Liggett-Ducat Ltd. and New Valley Corporation.


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